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                                                                   Exhibit 99(d)



                             FanZ ENTERPRISES, INC.

                                5419 CAYMAN DRIVE
                              CARMEL, INDIANA 46033
                                 (317) 815-1128



May 15, 2002


Mr. Mike Herberger
Vice President
Firstar Bank, N.A.
Corporate Trust Department
1555 North River Center Dr., Suite 301
Milwaukee, WI  53212


RE: AMENDED AND RESTATED ESCROW AGREEMENT FOR FanZ ENTERPRISES, INC. PUBLIC
    OFFERING FUNDS, DATED JULY 19, 2001, AS AMENDED (THE "ESCROW AGREEMENT")


Dear Mr. Herberger:

    FanZ Enterprises, Inc. ("FanZ") is currently in the process of filing a post-effective amendment to its registration statement on Form SB-2, which became effective with the U.S. Securities and Exchange Commission (the "SEC") and various state security agencies on August 31, 2001, to extend its public offering until August 31, 2002. This letter will serve as formal notice of FanZ's intent to exercise its ninety-day extension option under Section 6 of the Escrow Agreement to extend the termination date of the Escrow Agreement until August 31, 2002.

    As contemplated in the Escrow Agreement, all terms and provisions of the Escrow Agreement shall continue in full force and effect throughout the term of this extension period.

    If you have any questions regarding this matter, please feel free to contact me at 317-815-9373 or Leslie A. Drockton at 216-363-4186.


                                        Sincerely,

                                        /s/ J. Roe Hitchcock
                                        J. Roe Hitchcock
                                        Chief Executive Officer